Exhibit No. (23)



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Kimberly-Clark Corporation's Registration Statements on Form S-8 (Nos. 2-71743, 33-5299, 33-30425, 33-49050 and 33-58402) and on Form
S-3 (Nos. 33-52343 and 33-54177) of our reports dated
January 27, 1995, which reports include an explanatory paragraph concerning the Corporation's changes during 1992 in its methods of accounting for income taxes and postretirement benefits other than pensions to conform with Statements of Financial Accounting Standards No. 109 and No. 106, respectively; appearing in and incorporated by reference in this Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the references to us under the heading "Experts" in the Prospectuses, which are part of such Registration Statements.


/s/ DELOITTE & TOUCHE LLP
-------------------------------

DELOITTE & TOUCHE LLP

Dallas, Texas
March 24, 1995